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                 AMERICAN FREIGHTWAYS CORPORATION
               ADOPTS NEW SHAREHOLDERS - RIGHTS PLAN



FOR IMMEDIATE RELEASE:

     Harrison, Arkansas. August 26, 1998. American Freightways Corporation (NASDAQ: AFWY) announced today that its Board of Directors has voted to adopt a Shareholders' Rights Plan in which Rights to purchase shares of American Freightways Common Stock will be distributed as a dividend, one Right per share, to record owners of American Freightways Common Stock as of the close of business on August 31, 1998.

     American Freightways Corporation's Board of Directors noted that the Plan is designed to require that any potential acquiror seeking to obtain control of American Freightways treats all American Freightways shareholders fairly and equally and to deter the use of coercive takeover tactics.

     The Board has been considering adopting a plan for several weeks. F.S. (Sheridan) Garrison, Chairman of the Board and CEO, stated, "We believe that American Freightways' Common Stock is undervalued and the prospects for the Company make the adoption of the Plan in the best interest of AF shareholders."

     Each Right entitles holders to purchase one share of Common Stock for $25.00. Initially, the Rights are not exercisable and will automatically trade with the Common Stock. However, if a person or group acquires more than 15% of American Freightways Common Stock or announces a tender or exchange offer for more that 15% of the stock, the Rights will become exercisable and each right holder (other than the prospective acquiror) may use the Right to purchase $25.00 worth of American Freightways Common Stock at one half of the then market price. Details of the Plan and the Rights are outlined in a letter that will be mailed to all American Freightways shareholders.

     American Freightways is a scheduled, for-hire carrier of less-than-truckload shipments of general commodities, presently serving all points in 28 mid-Atlantic, midwestern, southeastern, and southwestern states. Through partnerships AF also serves Alaska, Canada, Guam, Hawaii, Mexico, and Puerto Rico. It employs 13,000 people operating over 23,400 pieces of revenue equipment from a network of 224 Customer Centers.

          Contact:  Frank Conner, Chief Financial Officer
                          (870) 741-9000
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